N-SAR Item 77K: Changes in registrant’s certifying accountant

On September 28, 2016, the Board of Trustees of the Capitol Series Trust (the “Trust”), upon the approval and recommendation of the Board’s Audit Committee, appointed Ernst & Young LLP (“EY”) to serve as the independent registered public accounting firm for First Security Municipal Bond Fund (the “Fund”) for the Fund’s fiscal year ending April 30, 2017. EY replaces KPMG LLP (“KPMG”), which was dismissed as the Fund’s independent registered public accounting firm on July 26, 2016. EY has confirmed to the Audit Committee that they are independent auditors with respect to the Trust.

KPMG’s audit report on the Fund’s financial statements as of April 30, 2016 and for the period from May 29, 2015 (commencement of operations) through April 30, 2016, contained no adverse opinion or disclaimer of opinion; nor was its report qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from May 29, 2015 (commencement of operations) through April 30, 2016, and the subsequent interim period through July 26, 2016, there were no disagreements between the Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of KPMG would have caused it to make reference to the disagreements in its report on the Fund’s financial statements for such period. In addition, there were no reportable events of the kind described in Item 304(a)(1)(v) (A) through (D) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the Fund’s fiscal year 2016, neither the registrant nor anyone on its behalf consulted EY concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v)(A) through (D) of said Item 304.

The Trust has requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated December 30, 2016, is filed as an Exhibit to this N-SAR under Sub-Item 77Q(1)(f).